Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (as amended, modified or otherwise supplemented from time to time, the “Agreement”), dated March     , 2009 is entered into by and between Golden Minerals Company, a Delaware corporation (the “Company”), and                                       , an individual (the “Indemnitee”).

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for corporate directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, to that end, wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law;

WHEREAS, Section 145 of the Delaware General Corporation Law, as amended from time to time (the “DGCL”), under which the Company is organized, empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.            Indemnification.  Except as otherwise provided in this Agreement, the Company shall indemnify Indemnitee to the fullest extent permitted by and in the manner permissible under the DGCL, if Indemnitee is made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, or any hearing, inquiry or investigation is initiated that Indemnitee believes in good faith may lead to any such action, suit or proceeding (an “Action”), by reason of the fact that Indemnitee (a) is or was a director, officer, employee or agent of the Company or any predecessor of the Company or (b) is or was a director, officer, employee or agent of the Company or any predecessor of the Company and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company, against any and all expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement (provided that any such settlement is approved in advance by the board of directors of the Company (the “Board”), which approval shall not be unreasonably withheld or delayed) and taxes imposed on Indemnitee as a result of the actual or deemed receipt by Indemnitee of any payments pursuant to this Agreement.

2.            Advancement of Expenses.  The right to indemnification conferred pursuant to Section 1 shall include the right to be paid by the Company the expenses incurred in defending or participating in any Action in advance of its final disposition, such advances to be paid by the

Company within twenty (20) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time; provided, however, that the payment of such expenses incurred by Indemnitee in his capacity as a director, officer or agent (and not in any other capacity in which service was or is rendered by Indemnitee while a director, officer or agent, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under Section 1 or otherwise.  Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.  Advances shall be unsecured and interest-free.

3.            Procedure for Indemnification.  To obtain indemnification under Section 1, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Upon the Company’s receipt of such written request, indemnification shall (unless otherwise ordered by a court) be made by the Company unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the DGCL.  Such determination with respect to Indemnitee’s entitlement thereto shall be made as follows: (a) if requested by Indemnitee or if there are no Disinterested Directors, by Independent Counsel, or (b) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum.  If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.  If Independent Counsel is retained with respect to the foregoing, the fees and expenses of such counsel shall be paid by the Company.

4.            Certain Remedies.  If a claim under Section 1 is not paid in full by the Company within thirty (30) days after a written claim pursuant to Section 3 has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee shall also be entitled to be paid the expense of prosecuting such suit.  It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that Indemnitee has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify Indemnitee for the amount claimed; provided, however, that the burden of proving such defense shall be on the Company; and provided further that the termination of any Action by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet such standard of conduct.  Neither the failure of the Company (including the Board, Independent Counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of Indemnitee is proper in the circumstances because he has met the applicable standard of conduct under the DGCL, nor an actual determination by the Company (including the Board, Independent Counsel or shareholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that Indemnitee has not met the applicable standard of conduct.

5.            Binding Effect.  If a determination shall have been made pursuant to Section 3 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any suit commenced pursuant to Section 4.

6.            Notice by Indemnitee and the Company.  Indemnitee shall, as a condition precedent to Indemnitee’s right to receive indemnification or the advancement of expenses under this Agreement, give the Company notice in writing of any Action.  If, at the time of the receipt by the Company of such a notice, the Company has liability insurance in effect that may cover its obligation to Indemnitee in connection with the Action, the Company shall give prompt notice to its insurer(s) in accordance with the procedures set forth in the relevant policy or policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable in connection with the Action pursuant to this Agreement in accordance with the terms of such policy or policies.

7.            Selection of Counsel.  In the event the Company shall be obligated to pay the expenses of Indemnitee pursuant to this Agreement, the Company shall be entitled to assume the defense of the Action with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Action; provided however, that, (i) Indemnitee shall have the right to employ Indemnitee’s counsel in the Action at Indemnitee’s expense and (ii) if (a) the employment of counsel by Indemnitee in such Action has been previously authorized by the Company, (b) Indemnitee shall have reasonably concluded that there is or may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (c) the Company shall not continue to retain such counsel to defend the Action, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.  The Company shall not settle, compromise or consent to the entry of any judgment with respect to the Action without the prior written consent of Indemnitee (which shall not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of Indemnitee from all liability arising out of such Action (other than amounts to be paid by the Company on Indemnitee’s behalf pursuant to this Agreement or otherwise).

8.            Liability Insurance.  The Company shall, from time to time, make a good faith determination whether it is practicable for the Company to obtain and maintain an insurance policy or policies with one or more reputable insurance companies providing the officers and directors of the Company with coverage for losses incurred in connection with their service with the Company or to insure the Company’s performance of its indemnification obligations under this Agreement.  Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage.  In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, that the premium costs for such insurance are disproportionate to the amount of coverage provided, that the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit or that Indemnitee is adequately covered by similar insurance maintained by a subsidiary or parent of the Company.

9.            Exceptions.  Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)           Excluded Actions or Omissions.  To indemnify Indemnitee for expenses resulting from acts, omissions or transactions from which Indemnitee may not be relieved of liability under the DGCL;

(b)           Claims Initiated by Indemnitee.  To indemnify or advance expenses to Indemnitee with respect to Actions initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) in connection with suits or proceedings brought in good faith to establish or enforce a right to indemnification or advancement of expenses under this Agreement, any other agreement or insurance policy or the Company’s Certificate of Incorporation or Bylaws (as amended and restated from time to time) now or hereafter in effect, or (ii) in specific cases if the Board has approved the initiation or bringing of such Action, regardless whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be; or

(c)           Claims Under Section 16(b).  To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16 of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

10.          Mutual Acknowledgment.  Both the Company and Indemnitee acknowledge that in certain instances, applicable law or public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right to indemnify Indemnitee.

11.          Certain Definitions.  For purposes of this Agreement:

(a)           “Disinterested Director” means a director of the Company who is not and was not a party to the Action in question.

(b)           “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or Indemnitee in a proceeding to determine Indemnitee’s rights under this Agreement.  The Independent Counsel shall be selected by the Board; provided however, that at any time after a “Change of Control” (as that term is defined in Exhibit A hereto), the Independent Counsel shall be selected by Indemnitee and approved by the Board (which approval shall not be unreasonably withheld or delayed).

12.          Validity of this Agreement; Severability.  Subject to the provisions of Section 10, the Company agrees that it shall be precluded from asserting in any suit commenced pursuant to Section 4 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Agreement.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each such portion of the Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

13.          Nonexclusivity, etc.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Company (as amended and restated from time to time), agreement, vote of stockholders or Disinterested Directors or otherwise.

14.          Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer or agent of the Company or of any other enterprise at the Company’s request.

15.          Notice.  Any notice required or permitted to be given under this Agreement is to be in writing and either given by personal delivery or deemed to be delivered three (3) days after deposited, postage pre-paid, in the U.S. certified or registered mail, return receipt requested, addressed as follows:

If to the Company:	Golden Minerals Company 1700 Lincoln Street Suite 3050 Denver, Colorado 80203 Attention: President

If to Indemnitee:	[ ]

or at such other address as is specified in written notice given in the manner required in this Agreement.

16.          Choice of Law.  This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.  If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of its directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

17.          Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18.          Amendment and Termination.  No amendment or variation of the terms of this Agreement will be valid unless the same is in writing signed by all parties.

19.          Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Golden Minerals Company

By:
Name:
Title:

AGREED TO AND ACCEPTED INDEMNITEE:

[ ]

EXHIBIT A

A “Change of Control” shall mean the first to occur of the following: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities (other than (i) the Company, (ii) any subsidiary of the Company, or (iii) one or more employee benefit plans maintained by the Company); (B) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (C) members of the applicable Incumbent Board cease to constitute a majority of the Board; (D) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (E) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company.  The terms “person” and “beneficial owner” shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.  “Incumbent Board” means (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual’s election or nomination for election as a Director was approved by a vote of at least 75% of the then applicable Incumbent Board.